                                                Filed pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60582



                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED MAY 10, 2001)


                          5,950,000 SHARES OF COMMON STOCK


                                     [LOGO]


Orchid BioSciences, Inc. is offering 5,950,000 shares of its common stock, $.001 par value per share, through this prospectus supplement and the accompanying prospectus at $6.00 per share.

Our common stock is traded on the Nasdaq National Market under the symbol "ORCH." The last reported sale price of the common stock on the Nasdaq National Market on June 5, 2001 was $6.44 per share.

Robertson Stephens, Inc. and First Union Securities, Inc. have agreed to act as placement agents for the sale of up to 5,950,000 shares of our common stock. The placement agents are not required to sell any specific number or dollar amount of shares of common stock, but will use all reasonable efforts to arrange for the sale of all 5,950,000 of the shares.

                          ----------------------------

                          Investing in our common stock
                 involves risks. See "Risk Factors" beginning on
                     page 4 of the accompanying prospectus.
                          ----------------------------



                                                        Per Share      Total
                                                       -----------    -------
Public Offering Price................................. $6.00         $35,700,000
Commissions to Placement Agents....................... $0.36         $ 2,142,000
Proceeds to Orchid BioSciences, Inc................... $5.64         $33,558,000
(Before Expenses)

The Securities and Exchange Commission and any state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

                          -----------------------------
ROBERTSON STEPHENS

                            FIRST UNION SECURITIES

                               As Placement Agents

           The date of this prospectus supplement is June 6, 2001.
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                                TABLE OF CONTENTS

Prospectus Supplement                     Page
---------------------                     ----

The Offering.............................  S-3
Use of Proceeds..........................  S-3
Plan of Distribution.....................  S-4
Validity of Common Stock.................  S-4


Prospectus                                Page
----------                                ----

Prospectus Summary.......................    3
Risk Factors.............................    4
Special Note Regarding Forward-
 Looking Information.....................   14
Selling Stockholders.....................   16
Use of Proceeds..........................   20
Ratio of Earnings to Fixed Charges.......   21
The Securities We May Offer..............   21
Description of Capital Stock.............   21
Description of Debt Securities...........   25
Description of Warrants..................   29
Legal Ownership of Securities............   31
Dilution.................................   35
Plan of Distribution.....................   36
Legal Matters............................   37
Experts..................................   37
Where You Can Find More
 Information.............................   37
Incorporation of Certain Documents
 by Reference............................   38
Index to Consolidated Financial
 Statements of GeneScreen Inc. and
 Subsidiaries............................  F-1



                        ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference in these documents carefully before you invest. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Certain Documents by Reference" on page 38 of the accompanying prospectus. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or documents incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with different information.

                                      S-2
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                                  THE OFFERING

Common stock offered......................................................... 5,950,000 shares
Common stock to be outstanding after the offering............................ 39,460,450 shares
Use of proceeds.............................................................. For  working capital and other general corporate purposes.
                                                                              See "Use of Proceeds."
Dividend policy.............................................................. We have never declared or paid any cash dividends on
                                                                              our capital stock.  We intend
                                                                              to retain any future earnings
                                                                              to finance the growth and
                                                                              development of our business
                                                                              and do not anticipate paying
                                                                              any cash dividends in the
                                                                              foreseeable future.

Nasdaq National Market symbol................................................  ORCH

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 5,950,000 shares of common stock offered by this prospectus supplement and the accompanying prospectus will be approximately $33,376,325, based upon an estimated offering price of $6.00 per share and after deducting the commission to be paid and the estimated offering expenses payable by us. The net proceeds to Orchid from the sale of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be used for general corporate purposes, which may include working capital, capital expenditures, acquisitions and investments.

                                      S-3
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                              PLAN OF DISTRIBUTION

We are selling the shares of common stock through placement agents. Subject to the terms and conditions contained in the placement agency agreement dated June 6, 2001, Robertson Stephens, Inc. and First Union Securities, Inc. have agreed to act as placement agents for up to 5,950,000 shares of common stock. The placement agents are not required to sell any specific number or dollar amount of common shares, but have agreed to use all reasonable efforts to arrange for the sale of all 5,950,000 of the shares.

The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel.

The placement agents propose to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus. We will pay the placement agents a commission equal to 6% of the gross proceeds of the sales of shares of common stock.

The following table shows the per share and total commissions we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

           Per share................................           $0.36
           Total....................................           $2,142,000
                                                                --------

It is expected that the sale of the 5,950,000 shares will be completed on June 11, 2001. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $181,675.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agents may be required to make in respect thereof.

In order to facilitate the offering of the common stock, the placement agents may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The placement agents are not required to engage in these activities and if commenced, may end any of these activities at any time.

Robertson Stephens and its affiliates have in the past and may in the future perform financial services for us, for which they have received customary fees.

                            VALIDITY OF COMMON STOCK

The validity of the shares of common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts, and for the placement agents certain legal matters related to this offering will be passed upon by Testa, Hurwitz & Thibeault, LLP of Boston, Massachusetts. Mintz Levin owns an aggregate of 7,073 shares of our common stock and a warrant to purchase 6,000 shares of common stock. Attorneys at Mintz Levin own an aggregate of approximately 4,700 shares of our common stock.


                                       S-4